Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between OSCAR GERMAN (“Former Employee”) and SEAHAWK DRILLING, INC., a Delaware corporation, and its affiliated companies, corporations, partnerships, business associations and subsidiaries (collectively, the “Company”). Former Employee and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Former Employee was employed by the Company under a contract titled the Amended and Restated Employment/Non-Competition/Confidentiality Agreement, dated on or about August 26, 2009 (the “Employment Agreement”), and said Employment Agreement and employment terminated on January 29, 2010 (“Separation Date”);

WHEREAS, the Parties now desire to enter into this Agreement for the purpose of resolving any and all differences, which each of the Parties now or in the future may have with respect to the Company’s prior employment of Former Employee, and to settle and resolve forever any and all alleged claims arising out of Former Employee’s employment with the Company or his separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration set forth in this Agreement, the receipt of which is acknowledged, Former Employee and Company agree as follows:

1. Separation from Employment. Former Employee and Company acknowledge that Former Employee’s Employment Agreement and his employment with the Company terminated effective on the Separation Date. Effective as of the Separation Date, Former Employee has resigned from his various officer or other positions with the Company and its respective affiliates. After the date hereof, Former Employee will execute and deliver such further written evidence of such resignations as Company may reasonably request.

2. Separation Agreement.

A. Compensation. In consideration of the promises and covenants contained in this Agreement, Company agrees to pay to Former Employee (or for his benefit) a fee (“Separation Fee”) as follows:

i.	Three hundred thousand dollars ($300,000), reflecting one years’ base salary and the 50% cash component of the calendar year 2009 target bonus.

ii.

In accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any successor law (“COBRA”), Former Employee, his spouse and his dependents who were covered under the Company’s welfare plans immediately prior to the Separation Date shall be eligible to participate in and may elect to receive continued coverage under the Company’s welfare plan in which he or they were enrolled as of such date, in accord with the terms and conditions of such plan, as may be modified from time to time; provided, however, that if such coverage is elected, the Company shall pay on behalf of the

Former Employee (or his spouse or dependents if Former Employee should die within 12 months following his Separation Date) the required COBRA premiums for the initial 12-month COBRA coverage period.

The Company’s obligation under this Section 2.A.ii to pay or provide health insurance coverage to Former Employee, Former Employee’s spouse and Former Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Former Employee by another employer; provided, however, that Former Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as, to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires.

iii.

Former Employee shall continue his ownership rights in 9906 shares of restricted stock units that are scheduled to vest on January 30, 2010. All equity awards (including restricted stock units) that are outstanding after January 31, 2010, to the extent not vested as of such date, are hereby forfeited. Any option award, to the extent vested as of the Separation Date, shall be exercisable until March 30, 2010, and thereafter, to the extent not exercised, is forfeited.

Former Employee understands and agrees that, as a result of his separation, he shall not be awarded any equity awards or unpaid bonuses that may otherwise have been awarded to the Former Employee by the Company in 2009 or 2010 (or any other future date).

iv.	Former Employee understands and agrees that any distributions due him under the Seahawk Drilling, Inc. 401(k) Plan will be paid according to its terms and conditions.

The cash payment of the Separation Fee will be paid in two lump sum payments: One hundred fifty thousand dollars ($150,000) on the first available payroll processing period following the Effective Date and, to the extent Former Employee has not breached this Agreement, one hundred fifty thousand dollars ($150,000) on the first business day following the six-month anniversary of the Effective Date. The dollar amounts specified above will be paid less any and all withholdings as required by applicable federal and state laws. After payment of Former Employee’s regular earned wages for the period up through the Separation Date and payment of unused accrued vacation (13.33 hours), Former Employee acknowledges and agrees that Former Employee has been paid all amounts owed to him with respect to his employment at Company other than the amounts agreed to be paid under this Agreement. Former Employee acknowledges that, but for the mutual agreements and promises contained in this Agreement, the Separation Fee is not a disbursement to which he is otherwise entitled. Former Employee further acknowledges that Company’s agreement to pay the Separation Fee under this Agreement is contingent upon the following: (i) Former Employee must sign this Agreement; and (ii) Former Employee must comply with all provisions of this Agreement, and all of his agreements with the Company.

In his discussions with the Company since January 18, 2010, Former Employee represents that he has made disclosure of all material information that could reasonably be expected to result in liability to the Company concerning the human resources organization, performance of his job duties, and his actions at or directly or indirectly relating to the Company. Company shall have the right to the full repayment or recovery of the Separation Fee in the event Former Employee has made one or more material misrepresentations or omissions of such information. However, Company shall not have the right to recover any payments or other consideration from Former Employee on the basis of information that Company knew or should have known (except through Former Employee), as of the execution of this Agreement.

B. Notification of Alternative Benefits. Former Employee hereby agrees to immediately notify the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company upon becoming employed by another employer that pays or provides Former Employee, Former Employee’s spouse and Former Employee’s dependents benefits as described in Section 2.A.ii. Former Employee hereby agrees to reimburse the Company or any of its agents or insurers for the costs of any such benefits provided by the Company on his, his spouse’s or his dependents’ behalves during the period following the date that he, she or they are receiving such benefits, and for any fees or expenses associated with recovering such costs, including, but not limited to, attorney fees.

3. Release of Company. In consideration of the promises and covenants made in this Agreement, Former Employee, for himself, his heirs, executors, administrators and assigns, does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE Company and each of its present and former officers, directors, shareholders, employees, affiliates, agents, representatives, successors and assigns (all of whom are hereinafter collectively referred to as “Company Releasees”) from any and all claims, demands, causes of action and liabilities of any kind or character, which Former Employee ever had, now has or may hereafter have against any of Company Releasees, arising out of any act, omission, transaction or event occurring prior to or as of the Effective Date, including, without limitation, those related to Former Employee’s employment by Company, and his separation from employment, including any rights or benefits thereunder; provided, however, that Former Employee shall be entitled to enforce Former Employee’s rights to the Separation Fee in Section 2.A hereof. Without limiting the generality of the foregoing, it is understood and agreed that this release constitutes and includes a release by Former Employee of Company Releasees from any and all claims, grievances, demands, charges, liabilities, obligations, actions, causes of action, damages, costs, losses of services, expenses, and compensation of any nature whatsoever, whether based on tort, contract or other theory of recovery, on account of, or in any way growing out of Former Employee’s employment with or separation from Company, including, but not limited to, any claims arising under any of the following statutes: Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Fair Labor Standards Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Former Employee Retirement Income Security Act; the Texas Commission on Human Rights Act; the Texas Payday Law; the Texas Labor Code; the Texas Workers’ Compensation Act; and any other foreign, state or federal statute or regulation governing the employment relationship or Former Employee’s rights, or Company’s obligations, in connection with any of the foregoing. This release also constitutes a release of any claim or cause of action for the following: invasion of privacy; intentional or negligent infliction of emotional distress; wrongful termination; promissory estoppel; false imprisonment; defamation; negligent hiring, retention, and/or supervision; negligence or gross negligence; breach of express or implied contract; breach of any implied covenant; tortious interference with contract or business relations; misrepresentation; deceptive trade practices; fraud; denial of employment benefits, including, but not limited to, health and retirement benefits (other than any amounts due under Company’s group medical and dental plan for medical or dental services rendered to Former Employee or his dependents prior to the Separation Date and other than rights of Former Employee concerning Former Employee’s 401(k) account maintained under Company’s 401(k) plan) and any other employment-related claims, or for any personal injuries, however characterized, or by virtue of any facts, acts or events occurring prior to or as of the Effective Date of this Agreement. Notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of Former Employee’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other governmental entity with jurisdiction to regulate employment conditions or relations; however, Former Employee does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character initiated by the EEOC or any other governmental entity with jurisdiction to regulate employment conditions or relations.

4. Release of Former Employee. Except as set forth in the last sentence of this Section 4, in consideration of the promises and covenants made in this Agreement, Company, for itself, its parents, subsidiaries, and assigns, does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE Former Employee from any and all claims, demands, causes of action and liabilities of any kind or character, which Company ever had, now has or may hereafter have against Former Employee, arising out of any act, omission, transaction or event occurring prior to or as of the Effective Date, including, without limitation, those related to Former Employee’s employment by Company, his separation from employment, including any rights or benefits thereunder; provided, however, that Former Employee shall be entitled to enforce Former Employee’s rights to the Separation Fee in Section 2.A hereof. Except as set forth in the last sentence of this Section 4, without limiting the generality of the foregoing, it is understood and agreed that this release constitutes and includes a release by Company of Former Employee from any and all claims, grievances, demands, charges, liabilities, obligations, actions, causes of action, damages, costs, losses of services, expenses, and compensation of any nature whatsoever, whether based on tort, contract or other theory of recovery, on account of, or in any way growing out of Former Employee’s employment with or separation from Company, and any other foreign, state or federal statute or regulation governing the employment relationship or Former Employee’s rights, or Company’s obligations, in connection with any of the foregoing. Except as set forth in the last sentence of this Section 4, this release also constitutes a release of any claim or cause of action for the following: invasion of privacy; intentional or negligent infliction of emotional distress; wrongful termination; promissory estoppel; false imprisonment; defamation; negligent hiring, retention, and/or supervision; negligence or gross negligence; breach of express or implied contract; breach of any implied covenant; tortious interference with contract or business relations; misrepresentation; deceptive trade practices, fraud and any other employment-related claims, or for any personal injuries, however characterized, or by virtue of any facts, acts or events occurring prior to or as of the Effective Date of this Agreement. The only claims and damages not released by the Company under this Release provision are (i) a breach of any provision of this Agreement; and (ii) claims and damages for conduct by Former

Employee constituting a misrepresentation or omission of material information causing damages to the Company, which claims and damages specifically are not released, provided, however, this limitation on the Release of the Former Employee would not apply to information or conduct about which Company knew or should have known (except through Former Employee) at the time of the Execution of this Agreement.

5. Waiver by Former Employee. Former Employee hereby acknowledges and agrees that the Release set forth in Section 3 hereof is a general release against the Company Releasees, and Former Employee, for himself, his heirs, executors, administrators and assigns, does hereby expressly waive and assume the risk of any and all claims for damages against any of the Company Releasees that exist as of the date of this Agreement but of which he does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Former Employee’s decision to enter into this Agreement. Former Employee further hereby agrees that he is accepting payment of the Separation Fee as a full and complete compromise of any and all matters involving disputed issues of law and fact against the Company Releasees, and that he assumes the risk that the facts or law may be otherwise than he believes. It is understood and agreed by the Company and Former Employee that this Agreement is a compromise of all doubtful and disputed claims against any of Company Releasees, and the payment of the Separation Fee is not to be construed as an admission of liability on the part of either Company or Former Employee, which liability is expressly denied by each of them.

6. Waiver by Company. Company hereby acknowledges and agrees that the Release set forth in Section 4 hereof is a limited release against the Former Employee, and Company, for itself, its parents, subsidiaries and assigns, does hereby expressly waive and assume the risk of any and all claims for damages against any of the Former Employee that exist as of the date of this Agreement, except as specifically excepted from the Release. It is understood and agreed by the Company and Former Employee that this Agreement is a compromise of all doubtful and disputed claims against Former Employee, and the payment of the Separation Fee or the acceptance of this Separation Agreement is not to be construed as an admission of liability on the part of either Company or Former Employee, which liability is expressly denied by each of them.

7. Non-Disparagement Agreement. Former Employee hereby acknowledges and agrees that he has not, and will not, subsequent to the execution of this Agreement, verbally or in writing, criticize, disparage, deprecate, discredit, vilify, or make any statements to any third parties, including, but not limited to, clients or prospective clients of Company, that in any way may be considered harmful or to negatively impact Company or its business reputation or operations. Company hereby agrees to instruct senior executive management that they shall not, subsequent to the execution of this Agreement, verbally or in writing, criticize, disparage, deprecate, discredit, vilify, or make any statements to any third parties, including, but not limited to, clients or prospective clients of Company, that in any way may be reasonably considered harmful or to negatively impact Former Employee, his business reputation, or his career; provided, however, that this provision shall not bind the Company in the event that the Company, in its reasonable discretion, believes that it should provide information regarding Former Employee in response to a request made by any regulatory or investigative entity.

8. Continuing Obligations. Former Employee agrees and acknowledges that he has continuing obligations and duties under Section V of the Employment Agreement, and Former Employee hereby fully re-affirms said obligations and duties.

9. Return of Company Property. With the exception of those items Company has authorized Former Employee to keep in his possession, Former Employee represents that he has returned to Company all Company property in Former Employee’s possession. Former Employee understands and agrees that, if he has not returned such equipment, documents or materials, the Company may elect to withhold from any payments owing to him, including without limitation, the Separation Fee, an amount equal to the value of the item(s) that Former Employee has not returned or that Former Employee has returned in a damaged condition and that he will pay any deficiency.

10. Confidentiality. Former Employee acknowledges and agrees that he has an affirmative obligation to inform any potential employers, business partners, or business associates and any company for whom he performs services of the existence of the confidentiality, non-disparagement, non-disclosure, and non-solicitation provisions of this Agreement.

11. Tax Liability. Former Employee agrees, to the extent permitted by law, to indemnify the Company from and against any income tax liability or other requirements arising from payments being made pursuant to this Agreement.

12. No Admission. Neither the execution of this Agreement, nor the performance of the consideration given for this Agreement, shall constitute nor be deemed to be an admission of liability on the part of any Party hereto, all of which is expressly denied.

13. Acknowledgments. Former Employee acknowledges that he has fully informed himself of the terms, contents, conditions and effects of this Agreement and that, in executing this Agreement, he does not rely and has not relied upon any representation (oral or written) or statement made by Company or its attorneys, including, but not limited to, any representation or statement with regard to the subject matter, basis, or effect of this Agreement. Former Employee further acknowledges the following: that he has been advised to consult with an attorney prior to executing this Agreement; that he is over the age of eighteen (18) years, of sound mind and otherwise competent to execute this Agreement; and that he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures. Additionally, the parties acknowledge that any violation or threatened violation of any of the provisions of this Agreement would constitute a material breach of this Agreement and that the prevailing Party shall be entitled to compensatory damages, attorneys’ fees, costs, and such other and further relief to which the prevailing Party may show itself justly entitled. Moreover, subject to the other provisions in this Agreement, if Former Employee violates the terms of any of the provisions of this Agreement, Company shall have the right to immediately terminate this Agreement and Company shall have no obligation to pay any Separation Fee.

14. Cooperation. Former Employee agrees that for six (6) months from the Effective Date, he will make himself reasonably available to the Company to answer questions and supply information relating to his work at the Company. Former Employee agrees that for one (1) year from the Effective Date, he will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any of its affiliates or subsidiaries is then or may become involved, and shall cooperate in a timely manner, including but not limited to cooperation with the Board or the Company’s officers, counsel, regulators and auditors, with respect to all internal investigations with respect to which Former Employee may have relevant information. No additional compensation shall be paid or payable to Former Employee for any services he may provide pursuant to this Section.

15. Governing Law; Jurisdiction. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas (without regard to its conflicts of law principles). Each Party hereby submits to the jurisdiction and venue of the courts in Harris County, Texas for purpose of any litigation related to this Agreement. Each Party irrevocably and unconditionally waives the right to a jury trial in connection with any claim arising out of or related to this Agreement.

16. Savings Clause. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17. Counterparts/Entirety of Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original, and which together shall constitute a single instrument. It is understood and agreed that this Agreement, and any attachments or exhibits hereto, contain the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter contained in this Agreement. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. Furthermore, this Agreement cannot be changed or terminated orally. Nothing in this Agreement shall be construed, however, to alter or in any way change Former Employee’s ongoing responsibilities and commitments under common law or pursuant to any non-competition agreements, non-disclosure agreements, and non-solicitation agreements, to preserve and not to disclose Company’s confidential and proprietary information. Any word importing the masculine gender shall also include the female gender.

18. Binding Effect. It is agreed and understood that this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives, successors, and assigns.

19. No Assignment. Former Employee warrants that he has not conveyed or assigned any interest in the any of the matters or claims being released or waived in this Agreement.

20. Time Period for Enforceability/Revocation of Agreement. Company’s obligation to pay the Separation Fee is contingent upon Former Employee executing and returning this Agreement to Company pursuant to the terms of this Agreement.

21. Effective Date. The “Effective Date” of this Agreement shall be January 29, 2010.

EXECUTED as of January 29, 2010.

/s/ Oscar German
OSCAR GERMAN Former Employee
Date:	January 29, 2010

SEAHAWK DRILLING, INC.

Company

By:	/s/ Alejandro Cestero
Name:	Alejandro Cestero
Title:	SVPY General Counsel